Exhibit 5.1











                             Shearman & Sterling LLP
                                   Letterhead



                                                                 March 28, 2005



Landeskreditbank Baden-Wurttemberg
-Forderbank
Schlossplatz 10
76131 Karlsruhe
Germany


Dear Sirs:

                  In connection with the registration under the Securities Act of 1933, as amended (the "Act") of U.S.$5,000,000,000 aggregate principal amount, or the equivalent thereof in other currency units, of debt securities (the "Debt Securities") of Landeskreditbank Baden-Wurttemberg - Forderbank ("L-Bank"), a German public law banking institution under the laws of the State of Baden-Wurttemberg ("Baden-Wurttemberg"), to be issued under the terms of an agency agreement dated March 22, 2005 among L-Bank, Deutsche Bank Aktiengesellschaft and Deutsche Bank Trust Company Americas (the "Agency Agreement"), as supplemented by a supplemental agency agreement to be entered into in connection with each issuance of Debt Securities (each a "Supplemental Agency Agreement"), and the statutory guaranty of Baden-Wurttemberg (the "Guaranty of Baden-Wurttemberg") we have examined such corporate records, certificates and other documents and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, it is our opinion that:

          1. L-Bank is duly established and validly existing as a public law banking institution under the laws of Baden-Wurttemberg.

          2. L-Bank has full power and authority to issues the Debt Securities, to enter into the Agency Agreement and to perform its obligation thereunder.


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          3.      The Agency Agreement has been duly executed and delivered for and on behalf of L-Bank, and constitutes the legal, valid and binding obligation of L-Bank enforceable against L-Bank in accordance with its terms.

          4. When the Registration Statement under Schedule B relating to the Notes has become effective under the Act, the applicable Supplemental Agency Agreement has been duly authorized, executed and delivered, the terms of the Debt Securities and of their issues and sale have been duly established in conformity with the Agency Agreement and the applicable Supplemental Agency Agreement so as not to violate any applicable law or agreement binding on L-Bank, and the Debt Securities have been duly executed and authenticated in accordance with the Agency Agreement and the applicable Supplemental Agency Agreement and issued and sold as contemplated by the Registration Statement, the Debt Securities will constitute valid and binding obligations of L-Bank, subject to fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          4. The Guaranty of Baden-Wurttemberg set forth in Section 5(3) of the Act concerning Landeskreditbank
                  Baden-Wurttemberg-Forderbank constitutes a valid and legally binding obligation of Baden-Wurttemberg.

                  The foregoing opinions are limited to the laws of the Federal Republic of Germany, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,

                                                     /s/ Shearman & Sterling LLP
                                                     ---------------------------
                                                     Shearman & Sterling LLP
AD/SH/MOP/TS

MG

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